Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129136) pertaining to the 2005 Incentive Compensation Plan of Double Hull Tankers, Inc. of our report dated March 31, 2005, with respect to the consolidated financial statements of Double Hull Tankers, Inc. and the predecessor combined carve-out financial statements of OSG Crude included in the Annual Report (Form 20-F) for the year ended December 31, 2005.

New York, New York
May 19, 2006

/s/ ERNST & YOUNG LLP